Exhibit 10.10

Cerecor

CONSULTING AND INDEPENDENT CONTRACTOR AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of May 28, 2015, by and between Cerecor, Inc (the “Company”), and Mariam Morris (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform Services for the Company and Consultant is willing to perform such Services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.                                      SERVICES AND COMPENSATION

Consultant agrees to perform for and at the request of the Company consulting services as an interim Chief Financial Officer, or CFO (“Services”). The Company agrees to pay Consultant for performance of the Services the sum of U.S. two hundred dollars (US$200) per hour for performance of consulting Services to take place during the term of this Agreement. Payment for Services rendered under this Agreement shall be made in United States dollars and shall be due and owing Consultant thirty (30) days after Consultant’s invoice of Company for the delivery of such Services. The Company also agrees to reimburse Consultant for reasonable expenses reasonably incurred during the performance of Services, provided however, that any expense over one hundred dollars ($100) shall be approved in advance by an authorized representative of the Company and, provided further, that Consultant shall provide the Company with evidence of the expenses incurred in performance of the Services. Travel time will not be reimbursed.

(a)                                 Deliverables and Timelines — Pursuant to the attached checklist, Consultant is engaged to support and to facilitate, as interim CFO, the consummation of an Initial Public Offering by the Company no later than August 2015, and to continue to support the Company in the immediate post — IPO period as interim CFO.

2.                                      CONFIDENTIALITY

(a)                                 “Confidential Information” means any Company proprietary information, Company confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, equipment, software, developments, inventions, processes, formulas, technology, samples, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly, in writing, orally or by drawings or inspection of parts, samples or equipment.

(b)                                 Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor identical to Sections 2, 3 and 5 of this Agreement. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

(c)                                  Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary or confidential information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in advance and in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(d)                                 Consultant recognizes that the Company has received, and in the future will receive, from third parties confidential or proprietary information of such third parties that is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e)                                  Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

3.                                      OWNERSHIP

(a)                                 Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Inventions”) conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder, are the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, or other intellectual property rights relating thereto.

(b)                                 Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, declarations, assignments and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c)                                  Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

(d)                                 Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.                                      CONFLICTING OBLIGATIONS

Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement.

5.                                      TERM AND TERMINATION

(a)                                 This Agreement will commence on the date first written above and will continue until 31 August, 2015 or until the above stated deliverables are received, approved, and operational. This Agreement may be extended upon mutual written consent of the Consultant and the Company.

(b)                                 The Company may terminate this Agreement immediately upon giving prior written notice thereof to Consultant. Any such notice shall be addressed to Consultant at the address shown below or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

(c)                                  Upon such termination all rights and duties of the parties toward each other shall cease except:

(i)                                     that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii)                                  Sections 2, 3, 4, 7, 8, 9, 10, and 11 shall survive termination of this Agreement.

6.                                      ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company and any such purported assignment shall be void and of no effect.

7.                                      INDEPENDENT CONTRACTOR

Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, and Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay in withholding taxes or similar items or (ii) resulting from Consultant’s being determined not to be an independent contractor.

8.                                      ARBITRATION AND EQUITABLE RELIEF

(a)                                 Except as provided in Section 8(b) below, the Company and Consultant agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Wilmington, Delaware, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its respective counsel fees and expenses.

(b)                                 Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2 or 3 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2 or 3, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of such specific performance.

9.                                      GOVERNING LAW

This Agreement shall be governed by the laws of the State of Delaware.

10.                               ENTIRE AGREEMENT

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof.

11.                               SEVERABILITY

In the event any provision of this Agreement becomes or is declared to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Cerecor, Inc

By:	By:

/s/ Miriam Morris	/s/ Blake Paterson

Miriam Morris	Blake M. Paterson, MD
CEO
Date: 5/22/2015	400 East Pratt Street
Suite #606
Baltimore, MD 21202

Date: 5/18/15

CFO Responsibilities Checklist

•		Strategy
	•	Help define business strategy and develop implementation plans for achieving goals
	•	Develop or evaluate business plans
	•	Develop financial strategies and models
	•	Develop information systems strategies

•		Corporate Development
	•	Mergers, Acquisitions, Joint Ventures and Strategic Alliances
	•	Financing Sources, including banks, senior lenders, mezzanine lenders and equity investors
	•	Restructurings and Roll-ups
	•	Post-acquisition Integration of Accounting and Financial Operations
	•	Valuations
	•	Due Diligence and Documentation

•		Financial Planning and Analysis
	•	Financial Modeling and Forecasting
	•	Budgeting and Variance Analysis
	•	Financial and Operational Reports for Management
	•	Business and Performance Metrics and Analysis

•		Accounting & Controllership
	•	Structure, Staffing, Policies and Procedures
	•	Financial Controls
	•	Accuracy & completeness of book and records
	•	Internal Audit
	•	Taxes
	•	Accounts Payable
	•	Accounts Receivable
	•	Cash Management
	•	Billing Cycle
	•	Expense Analysis, Justification and Alternatives

•		Treasury
	•	Cash Forecasting and Management
	•	Bank Relationships
	•	Portfolio Funding
	•	Syndication / Securitization
• 401K: Investment oversight and preparation of analysis and reports on performance

•		Business Compliance
	•	Maintenance of, and Compliance with Corporate Policies
• Compliance of Operations with Partnership, Operating, Financing, and Leasing Agreements

	•	Purchase Order Process
	•	Billing Process
	•	Payables Process
	•	Collections Process
	•	Cap-ex Process — Including Authority Levels
	•	Expense Report Approval Process
	•	Lease Origination / Termination Process
	•	Capitalization of Expenses vs. Period Expense

•		Lenders’, Shareholders’, and Directors’ Relations
	•	Assistance in communicating strategic plans to directors and shareholders
	•	Development and preparation of reporting packages for boards of directors
	•	Development and preparation of lender, shareholder and investor reports

•		Risk Management
	•	Assessment of Business Risks and Contingency Planning
	•	Insurance Programs
	•	Credit Approval
	•	Collections
	•	Bankruptcy Management

•		Administration
	•	Corporate Offices Management
	•	Human Resources
	•	Systems Administration